Exhibit 10.10




                                                November 18, 1999



Mr. J.M. McKinney
3605 Ella Lee Lane
Houston, Texas 77027

Dear Joe Mike:

This letter, when countersigned by you, amends and supersedes the letter dated July 21, 1999 (the "July 1999 Agreement") concerning the terms of your employment with American International Petroleum Corporation ("AIPC or the "Company").

1. Position: You will be employed as Chief Executive Officer and President of AIPC. In addition, AIPC agrees to use its best efforts to cause your election to its Board of Directors and as chairman of the Board of Directors of all its subsidiaries. Further, AIPC will use its best efforts to cause your appointment as President and Chief Executive Officer of the Operating Committee of AIPC, which is comprised of certain of the senior executives of AIPC and/or its affiliated companies.

2. Effective Date: This Agreement shall become effective as of December 1, 1999 and shall supersede the terms set forth in the 1999 Agreement.

3. Location: Your office shall be in AIPC's corporate office in Houston, Texas. However, the nature of your position will require extensive travel overseas.

4. Responsibilities: As President and Chief Executive Officer of AIPC, you will be responsible for directing the policies and management of AIPC and its subsidiaries, as well as the general supervision and management of AIPC's daily operations and for developing and implementing AIPC's business plan and budget as approved by the Board of Directors. You shall report to the Company's Board of Directors on all matters except with respect to investor relations, corporate communications, regulatory compliance and legal matters you shall report to the Chairman of the Board.

5. Compensation: Your base salary, $275,000 per year, will be increased to $350,000 per year commencing January 1, 2000. In addition, you will be entitled to bonuses (not to exceed 50% of your base compensation) and such other incentive compensation as the Board of Directors in its sole and absolute discretion may determine based upon your individual and AIPC's performance.





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6. Shares:  The 25,000 AIPC shares  previously  issued to you under the terms of the July 1999 Agreement will become fully vested as of December 31, 1999.

7. Option: You will be eligible to participate in AIPC's stock option plans on the same basis as other senior executives of AIPC and its affiliated companies. In addition to the option to purchase 200,000 AIPC shares previously granted to you in accordance with the terms of the July 1999 Agreement, you will be granted options to purchase an additional 500,000 AIPC shares, 250,000 shares at an exercise price of $1.00 per share and 250,000 shares of $0.50 per share. Options to purchase 62,500 shares of each option will become exercisable on December 31, 1999, options to purchase a cumulative total of 125,000 shares of each option will become exercisable on December 31, 2000, options to purchase a cumulative total of 187,500 shares of each option will become exercisable on December 31, 2001 and options to purchase a cumulative total of 500,000 shares of each option will become exercisable on December 31, 2002. Both options will expire on December 31, 2004, or earlier upon your termination of employment in accordance with the terms of the stock option plan.

8. Benefits: AIPC will include you and your direct eligible family members within its medical and dental coverage subject to any applicable waiting period and provisions concerning pre-existing medical conditions. Additionally, you will be entitled to all other benefits that are made available to senior executive of AIPC, including the right to participate in AIPC's 401(k) Retirement Savings Plan but subject to any applicable eligibility requirements. You will be entitled to an annual vacation of three (3) weeks. The company will provide you with a full-size leased automobile, or at your option, you may elect an equivalent amount as a car allowance up to $500/month. Business Class travel will be allowed for all international flights and for all domestic flights over four (4) hours in length. You will be reimbursed promptly for all reasonable expenses which you incur in connection with your employment.

9. Executive Medical Evacuation Program. You will be included in the Executive Medical Evacuation Program.

10. Term of Employment. This agreement shall have an initial term of three (3) years commencing December 1, 1999 and ending November 30, 2003 and shall be renewed automatically for successive periods of one (1) year each unless either party gives the other notice of termination at least six months prior to the end of the initial term or any renewal term. In such event, your employment will terminate on the last day of the initial term or the renewal term, as the case may be. Should the Company terminate your employment for cause, no notice will be required and your employment and all of your options will terminate immediately. However, should the Company terminate your employment without cause, then all your options will vest immediately, except for options the vesting of which are related to the attainment of specified objectives by you, the Company or AIPC shares, which objectives have not been satisfied by the date your employment is terminated.

11. Severance Pay. You shall be entitled to one month of salary as a severance payment for each full year of employment with the Company, unless your employment is terminated for cause. The severance payment shall be due and payable within thirty (30) days.



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12. Change in Control. If, within three (3) months following the occurrence of a
Change in Control (as defined below), you elect to terminate your employment with the Company and/or are no longer the President and Chief Executive Officer of the Company or its successor, then, in lieu of any severance payments hereunder, the Company shall (1) pay you, within 10 days after your election, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below) and (2) provide you with Change in Control Benefits (as defined below). If your employment is terminated prior to the date you elect to terminate but it is reasonably demonstrated that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then, for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and your election to so terminate. As used herein, the following terms shall mean:

     A "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger own immediately after the merger a majority of the voting stock of the surviving corporation, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however, that the term "Change in Control" shall not include (x) any of the foregoing events if approved a majority of the Board or (y) any bona fide financing transaction approved by the Board.

     "Change in Control Benefits" shall mean continued coverage under the Company's medical, dental, and group life insurance plans for you and those of your dependents (including your spouse) who were covered under such plans on the day prior to your termination of employment with the Company for one year from the date of such termination at no cost to you and your dependents (provided, however, that in the event that continued participation in any such Company plan is for whatever reason impossible, the Company shall arrange


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     upon comparable terms benefits substantially  equivalent to those that were provided under such Company plan).

     "Change in Control Payment" shall mean an amount equal to 2.99 times your annual base salary as in effect pursuant to paragraph 5 immediately prior to your termination of employment with the Company.

13. Ownership of Information. All documents, drawings, memoranda, notes, records, files correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of information pertaining to the business of AIPC which you have developed, utilized or had access to are and shall be the sole and exclusive property of AIPC. Upon termination of your employment by AIPC, for any reason, you shall promptly deliver the same, and all copies thereof, to AIPC.

14. Non-Solicitation. During the term of your employment and for a period of two
(2) years thereafter, you will not, directly or indirectly, solicit or contact any employee of AIPC, with a view to inducing or encouraging such employee to leave the employ of AIPC for the purpose of being hired by you, an employer affiliated with you or any competitor of AIPC, or during the term of this agreement and for a period of one year thereafter engage in or be interested in (as an owner, partner, 2% shareholder in a publicly traded company, employee, officer, director, agent, consultant or otherwise), solicit any business from, or contact any person or entity engaged in oil and gas exploration or development activities within the same geological basin as the Company has been operating or has been actively seeking to be so engaged.

15. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

     If the foregoing sets forth the agreement between us, please countersign a copy of this letter and return the same to me.


                                           Very truly yours,

                                           ----------------------------------
                                           George N. Faris, Chairman
                                           AMERICAN INTERNATIONAL
                                           PETROLEUM CORPORATION


ACCEPTED AND AGREED this
____ day of November, 1999


-----------------------------
J. M. MCKINNEY



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